                            PREMIERE RADIO NETWORKS, INC.


                                      EXHIBIT 11



                          Computation of Per Share Earnings

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

                                                                  Three Months Ended        Three Months Ended
                                                                       March 31,                March 31,
                                                                  -------------------      -------------------
                                                                        Primary                Fully Diluted
                                                                   1996         1995         1996         1995
                                                                   ----         ----         ----         ----
Weighted average shares outstanding. . . . . . . . . . . . . .   6,928,396    4,521,288    6,928,396    4,521,288
Net effect of dilutive stock options and warrants. . . . . . .   1,998,539      201,447    2,063,232      255,538
                                                                 ---------    ---------    ---------    ---------

Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8,926,935    4,722,735    8,991,628    4,776,826
                                                                 ---------    ---------    ---------    ---------
                                                                 ---------    ---------    ---------    ---------

Net income . . . . . . . . . . . . . . . . . . . . . . . . . .  $  665,579    $ 630,179    $ 665,579    $ 630,179
Reduction in interest expense resulting from the assumed
   exercise of stock options and warrants to purchase
   common stock and the assumed reduction of outstanding
   notes payable, net of income taxes. . . . . . . . . . . . .       7,911           --           --           --
Increase in interest income resulting from the assumed
   exercise of stock options and warrants to purchase common
   stock and the assumed investment in short-term, cash
   equivalent marketable securities, net of income taxes . . .       1,933           --           --           --
                                                                   -------     --------     --------     --------
Net income, as adjusted. . . . . . . . . . . . . . . . . . . .  $  675,423     $630,179     $665,579     $630,179
                                                                   -------     --------     --------     --------
                                                                   -------     --------     --------     --------
Per share amount . . . . . . . . . . . . . . . . . . . . . . .       $0.08        $0.13        $0.07        $0.13
                                                                     -----        -----        -----      -------
                                                                     -----        -----        -----      -------

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